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Pitney Bowes Inc. - Form 10-Q
Three Months Ended March 31, 1997

                                                            Exhibit (ii)


                          Pitney Bowes Inc.
                  Computation of Earnings per Share

                                               Three Months Ended March 31,
(Dollars in thousands, except per share data)       1997               1996

Primary

Net income applicable to common stock(1)       $   119,945    $     106,509

Weighted  average  number  of  common  shares  147,315,165      149,876,325
Preference stock, $2.12 cumulative convertible     694,392          746,408
Stock option and purchase plans                    965,960          793,348

Total  common  and  common shares  equivalent
  outstanding                                  148,975,517      151,416,081

Income per common and common equivalent share
  - primary:

  Net income                                    $      .81      $       .70

Fully Diluted

Net income applicable to common stock           $  119,945      $   106,509

Weighted  average  number  of  common  shares
  outstanding                                  147,315,165      149,876,325
Preference stock, $2.12 cumulative convertible     694,392          746,408
convertible
Stock option and purchase plans                    999,253          799,305
Preferred stock, 4% cumulative convertible          11,187           11,490

Total  common  and  common shares  equivalent
  outstanding                                  149,019,997      151,433,528

Income per common and common share equivalent
  - fully diluted:

    Net income                                 $       .80     $        .70

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[FN]
 (1) Net income applicable to common stock was adjusted for preferred dividends.